Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated February 3, 2011

Relating to Preliminary Prospectus Supplement dated January 28, 2011

Registration Statement No. 333-170870

STONEMOR PARTNERS L.P.

(NASDAQ: STON)

Offering: 4,874,366 Common Units

Overallotment Option: 731,155 Additional Common Units (30 days)

Public Offering Price: $29.25 per Common Unit

Proceeds to StoneMor Partners L.P., including general partner’s proportional capital contribution, net of underwriting discount and expenses: $85.04 million

Last Sale (2/3/11): $29.25

Trade Date: 2/4/11

Settlement Date: 2/9/11

CUSIP: 86183Q100

Underwriters: Raymond James & Associates, Inc., Barclays Capital Inc., Robert W. Baird & Co. Incorporated and Janney Montgomery Scott LLC

Prior to purchasing the Common Units being offered pursuant to the prospectus supplement, on February 3, 2011, one of the underwriters purchased, on behalf of the syndicate, 102,602 Common Units at an average price of $29.24 per Common Unit in stabilizing transactions.

Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.

Free Writing Prospectus Legend

The Issuer previously filed a registration statement (including a prospectus) on Form S-3, which became effective on December 15, 2010, and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site a www.sec.gov. Alternatively, the Underwriters will arrange to send you the prospectus if you request it by calling Raymond James & Associates, Inc. at 1-727-567-2400 or Barclays Capital Inc. at 1-888-603-5847.